Exhibit 23.1

                      CONSENT OF INDEPENDENT AUDITORS


          We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1996 Equity Participation Plan, the Restated 1995 Stock Option Plan and the Director's Deferred Compensation and Resrticted Stock Plan of Dominick's Supermarkets, Inc. of our report dated December 17, 1996 (except for Notes 5, 6 and 12 as to which the date is January 2, 1997) with respect to the consolidated financial statements of Dominick's Supermarkets, Inc. included in the Annual Report (Form 10-K) for the year ended November 2, 1996.

                                   /s/ Ernst & Young LLP


Chicago, Illinois
June 4, 1997